EXHIBIT 99.1

Erika Turner Named CFO
of Superior Industries

VAN NUYS, CALIFORNIA -- February 25, 2008 -- Superior Industries International, Inc. (NYSE:SUP) announced today that Erika H. Turner has been named Chief Financial Officer.
"With her impressive record of accomplishment, high energy, and commitment to success, Erika Turner rounds out the revamped and expanded senior management team we have assembled at Superior with the skills to extend the operational gains we already have achieved and position the company for long-term growth and profitability.  Erika has many years of directly relevant, high-level financial management experience in the automotive and other global manufacturing industries, and we expect her to make a real difference in her critical role at our company," said Chairman, President and CEO Steven Borick.
Prior to joining Superior, Turner was Chief Financial Officer/VP Finance since 2004 at Monogram Systems, Carson, California, a leading supplier of cabin systems and equipment to the global aerospace industry.  Earlier, she served as CFO of the Storage Solutions Group at Quantum Corporation, Irvine, California.  From 2000 to 2003, Turner was Controller of Rockwell Collins Passenger Systems, Pomona, California, following several years as Division Chief Financial Officer at Arvin Meritor (formerly Rockwell Automotive) in Frankfurt, Germany.  She also served as Chief Financial Officer at the Autospecialty division of TRW, Carson, California.
Ms. Turner began her career as Manager, Audit and Special Services at Deloitte & Touche, Los Angeles, in 1979.  A Certified Public Accountant, Turner also received an MBA from USC in 1979.

About Superior Industries
Superior supplies aluminum wheels to Ford, General Motors, Chrysler, Audi, BMW, Fiat, Isuzu, Jaguar, Land Rover, Mazda, Mitsubishi, Nissan, Seat, Skoda, Subaru, Suzuki, Toyota and Volkswagen. For more information, visit www.supind.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.